Exhibit 10.15

David Coman

November 13, 2019

12121 Bluff Creek Drive,

Suite 100 Los Angeles, CA 90094
Phone: 984.377.3737

Fax: 888.534.6531

November 13, 2019

David Coman

Re:        Offer of Employment

Dear David,

On behalf of Science 37, Inc. ("Science 37"), I am pleased to offer you employment in the position of Chief Executive Officer, reporting to Science 37's Board of Directors (the "Board of Directors"). This letter sets out the terms of your employment relationship with Science 37, which will start on November 18, 2019, or such earlier date as may be mutually agreed upon, should you accept this offer.

If you decide to join us, your initial salary will be $33,333.33 per month, which annualizes to $400,000 per year, less applicable tax and other withholdings, paid in accordance with Science 37's normal payroll practices. In addition, you will be eligible to receive an annual discretionary bonus of up to 50% of your annualized base salary, prorated for your start date. This bonus, if any, will be based on mutually agreed corporate and individual performance objectives set forth in writing which will be subject to the discretion of and approval by the Board of Directors. For the 2020 calendar year, the parties will endeavor to establish the corporate and individual performance objectives for such bonus within the first ninety (90) days following your employment start dart. Future adjustments in compensation, if any, will be made by the Board in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. In addition to being the CEO of Science 37, you will be appointed as a director of Science 37 for the duration of your employment in such position.

In addition, you will be eligible to participate in Science 37's fringe benefit plans, including health insurance premium contributions, vacation program, and 401(k) retirement savings plan in accordance with the benefit plan requirements. Science 37 may change or eliminate its benefit plans from time to time in accordance with applicable laws.

In exchange for your accepting employment with Company and remaining employed with Science 37 for a period of twelve (12) months, you will receive a one-time signing and retention bonus in the amount of $120,000 (less applicable taxes and withholdings) paid to you in advance within thirty (30) days following your employment start date. Should you decide to voluntarily terminate your employment with Science 37 or if your employment is terminated for Cause (as defined in the Severance Policy described below) by Science 37, in either case during the twelve (12) months following your employment start date, you will be responsible for paying back a prorated portion of such bonus to Science 37. Such payment will be due to Science 37 within ten (10) days of your last day of employment.

David Coman

November 13, 2019

You have expressed your desire to remain a resident of North Carolina during your employment with Science 37. To the extent you commute from North Carolina to Science 37's offices in Los Angeles, California, Science 37 will cover the reasonable monthly base rent payments for a modest apartment near Science 37 (for example, assumed to be a one-bedroom), such rent to first be approved in writing by the Chairperson of the Science 37 Audit Committee, for up to twenty-four (24) months following the start of your employment, and your coach travel incurred in connection with such commuting for the first twenty- four (24) months of your employment. Any such lease of an apartment will be entered into by Science 37, and Science 37 will bear sole responsibility for all monthly base rent payments due and payable during such initial twenty-four (24) month period (unless any additional term is approved in writing by the Science 37 Board of Directors (the "Board of Directors") on account of such lease, as well as any customary out-of-pocket early termination penalties which become payable to the landlord arising from the early termination of such lease if you have an Involuntary Termination (as defined below), and will indemnify and hold you harmless from the same. In no event shall Science 37 otherwise be responsible for any utilities associated with such apartment, or the termination thereof, or any other costs associated with such apartment, including but not limited to any amounts which may become payable on account of any damages to such apartment. We trust that you will seek to maintain these expenses in an appropriate range for an unprofitable start-up company without causing discomfort. Such expenses shall be subject to reimbursement in accordance with the Science 37 reimbursement policies as in effect from time to time.

Subject to the approval of the Board of Directors or its Compensation Committee, you will be granted an option to purchase a number of shares of Science 37's Common Stock equal to 5% of Science 37's fully-diluted capitalization as of your employment start date (the "Option"). The exercise price per share of the Option will be equal to the then-current fair market value of one share of the Common Stock of Science 37, as determined by the Board of Directors or the Compensation Committee when the Option is granted, as is required by law. The Option will be subject to the terms and conditions applicable to options granted under the Science 37, Inc. 2015 Stock Plan (as amended from time to time, the "Plan"), as described in the Plan and the applicable Stock Option Agreement, except that the Option Agreement shall provide that the Option shall be exercisable until the earlier of the date which is (i) ten (10) years after the Date of Grant (as defined in the Plan) and (ii) six (6) months following the termination of your Service (as defined in the Plan) for any reason other than Death (as defined in the Plan). You will vest in 25% of the Option shares after 12 months of continuous employment with Science 37 (the "Initial Vesting Date"), and the balance will vest in equal monthly installments over the 36 month period of continuous service from and after the Initial Vesting Date, as described in the applicable Stock Option Agreement. Notwithstanding the foregoing, if you have an Involuntary Termination (as defined in the Science 37 Severance Policy (as attached hereto as Exhibit A, the "Severance Policy")) at any time during the period beginning on the date which is 30 days prior to the closing of a transaction constituting a Liquidation Event (as described in subsection (e)(i) of Section B.2 of Article IV of the Science 37 Amended and Restated Certificate of Incorporation, as amended from time to time), and ending on the date which is the twelve (12) month anniversary of the closing of such Liquidation Event, then, subject to and contingent upon the consummation of such Liquidation Event and your satisfaction of any requirements set forth in the section titled "Conditions to Severance Benefits" in the Severance Policy, the Option shall become fully vested and exercisable as of the effective date of the Involuntary Termination.

In the event that you have an Involuntary Termination, you will be eligible to receive severance benefits in accordance with the Severance Policy or any successor or amended version of the Severance Policy as may be adopted after the date of this letter by the Board of Directors or its Compensation Committee, whichever provides greater benefits to you. Though the Severance Policy provides that C-Level employees must be employed by the Company for at least six months before they shall be eligible for severance pay, such minimum service period shall not be applicable to you, and you shall be entitled to six months' severance pay otherwise subject to the terms of the Severance Policy from the start date of your employment.

In addition, for purposes of the Severance Policy as applied to you "Involuntary Termination" shall be deemed to include any termination of your employment by you for Good Reason. "Good Reason" shall mean the occurrence, without your consent, of any of the following: (A) (i) a material reduction of your base salary as then in effect, unless (A) the reduction is made as part of, and is generally consistent with, a general reduction of base salaries of similarly situated executive officers of Science 37, or (ii) such reduction is by less than 10% of your then current base salary, (B) Science 37 materially breaches its obligations under this letter agreement, or (C) a material diminution of your duties and responsibilities so that your duties and responsibilities are no longer consistent with the position of the most senior executive officer of Science 37. For any of the above events to constitute "Good Reason," you must inform Science 37 of the occurrence of the event within 30 days following the initial occurrence of the event, after which Science 37 shall have no less than 30 days to cure the event which would otherwise constitute "Good Reason," and if Science 37 has failed to timely cure such event, you must terminate your employment with Science 37 for such Good Reason no later than 90 days after the initial occurrence of the event which prompted your resignation for Good Reason.

David Coman

November 13, 2019

By accepting this offer, you represent that you are not a party to any other agreement which will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by Science 37. During your employment with Science 37, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with Science 37. In addition, you agree that you will not disdose to Science 37, or induce Science 37 to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision. Further, by accepting this offer, you will adhere to the restrictive covenants as outlined in Science 37's Proprietary Information and Inventions Agreement to which you will become a party as a condition of your employment.

If you accept this offer, your employment with Science 37 will be "at will." This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Science 37 can terminate the employment relationship at any time, with or without cause or advance notice. In addition, Science 37 reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be approved by the Board of Directors and set forth in a specific, written agreement signed by you and an authorized designee of the Board of Directors.

During your employment with Science 37, you agree that you will not engage in any work, paid or unpaid, that creates an actual conflict of interest with Science 37. Such work shall include, but is not limited to, directly or indirectly competing with Science 37 in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Science 37 is now engaged or in which Science 37 becomes engaged during your employment with Science 37, as may be determined by Science 37 in its sole discretion. If Science 37 believes such a conflict exists, Science 37 may ask you to choose to discontinue the other work or resign employment with Science 37.

This offer is contingent upon you: (1) signing Science 37's standard form of Employee Proprietary Information and Inventions Agreement; (2) affirming that you have not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts; (3) timely providing Science 37 with appropriate documents establishing your identity and right to work in the United States; (4) providing the Board of Directors with a written waiver, termination or other written assurance from a duly authorized officer or representative of eResearch Technology, Inc. ("ERT') that (i) ERT is aware of and expressly consents to your employment with Science 37 as contemplated herein, and (ii) your employment with Science 37 as contemplated herein will not violate or otherwise breach any non-competition restriction, non-solicitation restriction, confidentiality agreement, non-disclosure restriction, or other restrictive covenant or similar provision to which you are subject and/or which you previously entered into with ERT; in each such case, to the reasonable satisfaction of the Board of Directors; and (5) signing Science 37's standard form of Mutual Agreement to Mediate/Arbitrate.

David Coman

November 13, 2019

This letter, the Employee Proprietary Information and Inventions Agreement, the Mutual Agreement to Mediate/Arbitrate and the Severance Policy, constitute the entire agreement between you and Science 37 regarding the terms and conditions of your employment, and supersede all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and Science 37 on this subject. The provisions of this agreement, including those regarding "at will" employment, may only be modified by a document signed by you and an authorized representative of Science 37.

Any dispute or question concerning the meaning, effect, interpretation, enforcement, or validity of this letter shall be governed by and resolved in accordance with the laws of the State of North Carolina without giving effect to any choice of laws or conflict of laws rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. In furtherance of the foregoing, the internal law of the State of North Carolina shall control the interpretation and construction of this letter, even though under North Carolina's choice of law or conflict of analysis, the substantive law of some other jurisdiction would ordinarily apply. You further acknowledge and agree that the State of North Carolina bears a substantial relationship to this transaction and to my offer of employment from, and the commencement of my employment with, Science 37. Science 37 and you further agree that any dispute or controversy between the parties in any way relating to or arising under this letter shall be resolved only and exclusively in the courts of the State of North Carolina or the United States District Court for the Eastern District of North Carolina and the appellate courts having jurisdiction of appeals in such courts. Science 37 and you each submits and consent to the jurisdiction and venue of such courts and hereby waive any and all defenses and objections thereto. You agree you have sought the advice of counsel regarding your desire to remain a resident of North Carolina, and the application of North Carolina law and venue to your employment relationship with Science 37.

David, we look forward to working with you at Science 37. This offer will remain open until November 13, 2019. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Science 37's offer on the terms set forth in this letter.

Sincerely,

Science 37, Inc.

/s/ Robert Faulkner

Name:	Robert Faulkner
Title:	Chairman of the Board of Directors

I agree to and accept employment with Science 37 on the terms and conditions set forth in this agreement. I affirm that I have not been excluded, suspended, or debarred from participation in any Federal Health Care Program or in Federal contracts. I understand and agree that my employment with Company is at-will.

Date:	11/12/19	/s/ David Coman
David Coman

David Coman
November 13, 2019

Exhibit A

Science 37, Inc. Severance Policy